Exhibit 10.41

DENNIS MCKENNA BONUS AGREEMENT

1.	EBITDAR Based Bonus.

(a) In the event Silicon Graphics, Inc. (the “Company) has combined Earnings Before Interest, Taxes, Depreciation, Amortization and Restructuring Costs (“EBITDAR”), for the first and second quarters of the Company’s Fiscal Year 2007 that meet or exceed the corporate plan, then the Company shall pay Dennis McKenna (“McKenna”) a bonus in the amount of $250,000.00, which shall be payable to McKenna by the earlier of 30 days after the determination of such EBITDAR by the Company’s certified public accountants and March 15, 2007.

(b) For purposes of this Agreement, EBITDAR is defined as operating income plus (a) without duplication and to the extent deducted in determining net income, the sum of (i) depreciation and amortization expense for the period, (ii) restructuring expenses and bankruptcy expenses in the period, (iii) stock option and restricted stock expense in the period, minus (b) without duplication and to the extent included in net income, any extraordinary non-cash gains (or plus losses) included in net income for the period, minus (c) without duplication and to the extent deducted in determining net income, any extraordinary non-cash gains (or plus losses) realized in connection with any asset sale, plus or minus (d) any pro-forma adjustments required to exclude the effect of SOP 97-2 and fresh start accounting.

2.	Revenue Based Bonus

(a) In the event that the Company’s combined Revenue for the first and second quarters of the Company’s Fiscal Year 2007 meets or exceeds $265.4 Million then the Company shall pay McKenna a bonus in the amount of $250,000.00. If the Company’s combined Revenue is below $265.4 Million, but above $250.0 Million, McKenna shall receive a portion of the bonus based on the following formula:

Bonus = $250,000 (0.5 + (combined Revenue - $250,000,000))

                                                                     30,800,000

If the Company’s combined Revenue is below $250 Million, McKenna shall not be entitled to the bonus set forth in this paragraph 2(a). If McKenna is entitled to a bonus under this paragraph 2(a), it shall be payable to McKenna by the earlier of 30 days after the determination of Revenue by the Company’s certified public accountants and March 15, 2007

(b) For purposes of this Agreement, “Revenue” is defined as the revenue reported by SGI under SEC and GAAP regulations, taking into account pro-forma calculations excluding 97-2 and fresh start accounting.

3.	Tax Treatment

Any payment to which McKenna becomes entitled under this Agreement shall be subject to the Company’s collection of all applicable, federal, state and local income and employment withholding taxes, and McKenna shall only receive the amount of such payment remaining after such withholding taxes have been collected.